EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

TENNANT COMPANY ANNOUNCES RESTRUCTURING

FOCUSING ON OPERATIONAL EXCELLENCE

Company Also Confirms 2007 Guidance Range

MINNEAPOLIS, Minn., Sept. 26, 2007—Tennant Company (NYSE: TNC) announced today that it is restructuring its worldwide operations, a move that will impact approximately 60 positions within a workforce of 2,700, or about 2 percent of the employee base. This action is being taken to support the company’s key strategic initiatives, which require new positions with different skills, as Tennant seeks to deliver on its future growth and operations plans. The restructuring is an effort to better match skill sets and talent in evolving functional areas that are critical to successful execution of strategic priorities. The move is not in response to current financial performance and is not a cost-reduction measure. It will result in a charge of approximately $2.5 million, or $0.09 per diluted share. Approximately $2.2 million, or $0.08 per diluted share, of this expense will be recognized during the second half of 2007, with the majority being incurred in the 2007 third quarter. The remainder will be recognized in early 2008.

According to Tennant Company CEO Chris Killingstad, “Looking ahead, we are focused on continuing the momentum we’ve established in our core strategic initiatives of operational excellence, new products, market expansion, business development and integrated solutions. To achieve our long-term strategic goals, we know we will need different skill sets and talent mix. This restructuring is necessary to better align our talent with our future business needs. However, we are extremely appreciative of our employees’ dedication and contributions. We hope that the benefits and programs we have put in place to provide assistance will help during this transition.”

Approximately two-thirds of the positions being eliminated are in North America, with the balance in international markets. The affected employees have been notified and will be given severance packages and outplacement services based on years of service. To ensure a smooth transition in certain roles, some employees will be asked to remain until year-end. The restructuring will involve adding employees during the first half of 2008 with the skill sets necessary to advance our initiatives in key areas of excellence, such as product and solutions development, lean manufacturing and international sales and marketing.

2 – Tennant Company Announces Restructuring

Further, an estimated tax benefit of at least $0.09 per diluted share is expected to impact the company’s full-year results for 2007. This benefit relates to an anticipated reduction in valuation reserves, net of the impact of tax rate changes in foreign jurisdictions on deferred taxes. Tennant anticipates recognizing the net benefit prior to the end of 2007.

Management previously issued 2007 annual financial guidance of $1.77 to $1.85 per diluted share, compared with $1.57 per diluted share in 2006. Adjusting for the $0.01 per diluted share net favorable effect of the $0.09 per diluted share tax benefit and the $0.08 per diluted share restructuring charge, the company’s updated 2007 guidance range is $1.78 to $1.86 per diluted share. As disclosed previously, the company’s guidance includes approximately $3.5 million to $4.0 million pretax, or $0.15 to $0.17 per diluted share, of expense related to the company’s China expansion and manufacturing footprint consolidation initiatives. The ranges above exclude any potential gain from the Maple Grove facility sale, which is expected to be completed in the fourth quarter. Management is in the final stages of its footprint consolidation and continues to expect completion by the end of 2007.

Tennant Company will announce its third-quarter financial results before the market opens on Tuesday, October 23, 2007, followed by a 10 a.m. Central Time investor conference call.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our materials and products bought and sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; our ability to hire individuals with different skills and talents to meet our objectives; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; the timing and amount of any tax benefit; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

3 – Tennant Company Announces Restructuring

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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